CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment Number 57 to Registration Statement Amendment No. 56 on Form N-1A of our report, dated August 21, 2014, relating to the financial statements and financial highlights of Pioneer Bond
Fund (the "Fund") appearing in the Annual Report on Form N-CSR of the Fund for the year ended June 30, 2014.

We also consent to the references to us under the headings "Financial highlights" in the Prospectus and "Independent registered public accounting firm" and "Financial Statements" in the Statement of Additional
Information, which are part of such Registration Statement.


/s/ Deloitte & Touche LLP

Boston, Massachusetts
September 29, 2014